EXHIBIT 10.M.(v)

                                 SUMMIT BANCORP
                         ENHANCED RETIREMENT INCOME PLAN


1. Purpose. This Plan is an enhanced retirement income plan for certain participants in the Summit Bancorp Retirement Plan (the "Basic Plan") and certain participants in the defined benefit plans listed on Schedule A previously merged into the Basic Plan (The "Predecessor Plans") and has been established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2. Eligibility. Eligibility for participation is limited to key employees of Summit Bancorp and its subsidiary and parent corporations now existing or hereinafter formed or acquired who are responsible for the continued growth of the business and who are selected for participation (a "Participant") by the Compensation Committee of the Board of Directors of Summit Bancorp. (the "Compensation Committee") in its absolute discretion. The Compensation Committee may in its absolute discretion place limitations, restrictions and any other terms and conditions it determines to be advisable on the participation of an individual Participant including conditions governing the duration of participation. The Compensation Committee may in its discretion terminate the participation of any Participant at any time for any reason.

3.  Benefit.

     (a) The benefit which Summit Bancorp (the "Corporation") shall pay to a Participant or such Participant's beneficiaries under this Plan shall equal the excess, if any, of (y) over (z) where:

     (y) is the benefit which would be payable to such Participant or beneficiaries under the Basic Plan, and, where applicable to a particular Participant, a Predecessor Plan (i) if the definition of Compensation in the Basic Plan and any applicable Predecessor Plan included Bonus Payments (as defined at Section 3(c) below), and (ii) if the provisions of the Basic Plan and any applicable Predecessor Plan were administered without regard to the special limitations set forth in Sections 415 and 401(a)(17) (or any successor provisions) of the Internal Revenue Code of 1986, as amended ("Code)"; and

     (z) is the total limited benefit which is payable to such Participant or beneficiaries under (i) the Basic Plan, and any Predecessor Plan applicable to a particular Participant (ii) the Corporation's Retirement Restoration Plan, (iii) the Corporation's Supplemental Retirement Plan and (iv) any agreement between the Participant and the Corporation or other participating employer in the Basic Plan (whether executed prior or subsequent to the adoption of this Plan or any other plan of the Corporation) which provides for a payment of a retirement benefit in addition to any benefit payable by the Basic Plan and which states in specific terms that the Participant or his or her beneficiaries shall not be entitled to the benefits payable under such agreement in addition to any benefit payable under this Plan or under any plan of the Corporation ("Limiting Agreement").

     (b) Notwithstanding Section 3(a) above, benefits payable to a Participant or beneficiaries under this Plan, when added to such benefits payable under the Basic Plan, any applicable Predecessor Plan, the Corporation's Supplemental Plan, the Corporation's Restoration Plan and any Limiting Agreement shall be limited to sixty percent (60%) of the amount which would constitute such Participant's Average Compensation under the Basic Plan if the Basic Plan included Bonus Payments in its definition of Average Compensation.


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     (c) "Bonus Payment" means a cash amount paid under the Corporation's
Incentive Plan adopted January 20, 1982, Management Incentive Plan adopted as of January 1, 1998 ("MIP") or any plan adopted by the Corporation as a successor plan to the MIP (whether a direct successor or a successor to a successor) (collectively, "Bonus Plans"); provided, however, that:

         (1) in the event aggregate Bonus Payments with respect to a particular calendar year determined in accordance with the foregoing exceed the amount that the Bonus Plans in effect at the time state to be the maximum amount payable with respect to the particular calendar year under the terms of such Bonus Plans ("Maximum Amounts"), recognizing that the Compensation Committee may have, and may exercise, discretion under one or more of the Bonus Plans to make Bonus Payments which in the aggregate exceed the Maximum Amounts, then in such case "Bonus Payments" with respect to a particular calendar year shall mean the relevant Maximum Amount;

         (2) in the event the participation in the Plan of a particular Participant terminates (whether due to a termination of employment, retirement, an expiration of a term of participation or otherwise) after earning a cash amount under a Bonus Plan but prior to the payment thereof, for purposes of the definition of Compensation and Average Compensation in the Basic Plan as modified and used in this Plan such cash amount shall constitute a Bonus Payment in January of the calendar year which next follows the calendar year with respect to which the cash amount was earned;

         (3) in the event that application of the foregoing provisions and provisos of this Section 3(c) would result in Bonus Payments with respect to more than five full calendar years being included in the calculation of Compensation and Average Compensation for purposes of this Plan then only the Bonus Payments for the five full calendar years which result in the highest Average Compensation shall be used in the calculation of Compensation and Average Compensation; and

         (4) in the event that application of the foregoing provisions and provisos of this Section 3(c) would result in:

             (i) Bonus Payments with respect to more than five calendar years being included in the calculation of Compensation and Average Compensation, the Benefits Committee (as defined at Section 7 below) shall have the absolute discretion to exclude some of such Bonus Payments from such calculation, or to allocate some or all of such Bonus Payments to months of service other than the months of service in which particular Bonus Payments were made, in order to achieve an averaging effect with respect to Bonus Payments which in its opinion is equitable in the context of the methods and procedures of the Basic Plan and this Plan; or

             (ii) Bonus Payments with respect to less than five calendar years being included in the calculation of Compensation and Average Compensation, the Benefits Committee shall have the absolute discretion, but not the obligation, to include Bonus Payments in such calculation that would otherwise be excludable if the Benefits Committee determines such to be equitable in the context of the methods and procedures of the Basic Plan and this Plan and the purposes of this Plan.

4. Form and Timing of Benefits. Payments of benefits under this Plan shall be coincident in time and form with the payment of the benefit paid to, or on behalf of, a Participant or beneficiary by the Basic Plan, unless otherwise determined by the Benefits Committee. Any benefit payments under this Plan shall be net of any applicable withholding obligations.


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5. Vesting. Subject to the right of the Corporation to discontinue the Plan as provided in Section 10, a Participant will be vested in such Participant's right to receive benefits under this Plan in the same manner and to the same extent as provided under the Basic Plan but the amount of such benefits payable to a Participant under this Plan shall be determined as of the retirement date of the particular Participant. Notwithstanding the foregoing, however, if the Corporation determines in its absolute discretion that a Participant or former Participant otherwise entitled to receive benefits under this Plan has engaged in any activities which, in the opinion of the Corporation, are detrimental to the interests of the Corporation or any of its subsidiaries, this Plan shall be void and have no force or effect with respect to such Participant or former Participant, such Participant or former Participant shall have no rights under this Plan and all rights of the Participant or former Participant under this Plan shall terminate, be forfeited and cease to exist.

6. Funding. Benefits under this Plan shall be paid from the general assets of the Corporation and other participating employers in the Basic Plan. This plan is intended to be unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, and is not intended to meet the qualification requirements of Section 401 of the Code. No Participant or beneficiary shall be entitled to receive any payment for benefits under this Plan from the qualified Trust maintained for the Basic Plan. The rights of any Participant or beneficiary shall be no greater than those of any other unsecured creditor of the Corporation. Notwithstanding the foregoing, the Corporation or other participating employers in the Basic Plan may, by agreement with one or more trustees to be selected by the Corporation or other participating employers in the Basic Plan, create a grantor trust on such terms as the Corporation or other participating employers in the Basic Plan shall determine to make payments to persons entitled to benefits under this Plan in accordance with its terms.

7. Operation and Administration. This Plan shall be operated under the direction of the Compensation Committee and administered by the Benefits Committee of Summit Bancorp. (the "Benefits Committee"). The Benefits Committee shall have the discretion to interpret the terms of the Plan and to make benefit determinations thereunder. The Benefits Committee's decision in any matter involving the interpretation and application of this Plan shall be final and binding, subject to the authority of the Board of Directors and the Compensation Committee to overrule any such decision.

8. Non-Assignability. Except to the extent required by law, no assignment of the rights and interests of a Participant or beneficiary under this Plan will be permitted nor shall such rights be subject to attachment or other legal processes for debt.

9. Definitions. All terms under this Plan shall have the same meaning as those terms used in the Basic Plan, unless otherwise herein defined.

10. Amendment and Discontinuance. The Corporation expects to continue this Plan indefinitely but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. Any amendment or discontinuance of the Plan shall be adopted by the Board of Directors of the Corporation by resolution of the Board of Directors at a regular meeting of the Board of Directors or special meeting called for such purpose or by unanimous written consent.

11. State Law. The interpretation of this Plan shall be pursuant to the laws of the State of New Jersey.

12. Effective Date. This Plan shall be effective as of July 15, 1998, and shall apply to only those individuals who are selected for participation under Section 2 and who retire on or after such date.


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